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                                                                    Exhibit 5.1

                                                   January 23, 2001




Board of Directors
K2 Digital, Inc.
30 Broad Street, 16th Floor
New York, NY  10004

Re: K2 Digital, Inc.'s Registration of 2,677,647 shares of Common Stock on Form S-3 Registration Statement under the Securities Act of 1933.

Gentlemen:

        You have asked us to provide you with our opinion whether the 2,677,647 shares of common stock, par value $0.01 per share (the "Common Stock"), of K2 Digital, Inc. (the "Company") that may be issued from time to time, which includes 2,000,000 shares to be issued pursuant to a common stock purchase agreement entered into between the Company and Fusion Capital Fund II, LLC ("Fusion Capital") on December 11, 2000 (the "Purchase Agreement") and 677,647 shares (including 297,162 shares underlying warrants granted to Fusion Capital) to be issued as a commitment fee under the Purchase Agreement, when and if such shares are issued pursuant to and in accordance with the Purchase Agreement, will be duly and validly issued, fully paid and nonassessable. We, as counsel to the Company, have reviewed:

        1.     The Purchase Agreement;

        2.     The Delaware General Corporation Law, as amended;

        3.     The Certificate of Incorporation of the Company, as amended;

        4.     The By-laws of the Company, as amended; and

        5.     The Resolutions of the Board of Directors of the Company.

        Based on our review of such documents, it is our opinion that the Common Stock issuable under the Purchase Agreement, when and as issued and paid for in accordance with the provisions of the Purchase Agreement, will be duly and validly issued, fully paid and nonassessable. In giving the foregoing opinion, we have assumed that the Company will have, at the time of the issuance of such Common Stock, a sufficient number of authorized shares available for issue.

        We consent to the filing of this opinion as an exhibit to the registration statement that the Company filed on December 19, 2000 in connection with the registration of 2,677,647 shares of the Company's Common Stock. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                BROWN RAYSMAN MILLSTEIN
                                FELDER & STEINER LLP